Dr. Scott Gottlieb, former US FDA Commissioner, joins Illumina’s Board of Directors

SAN DIEGO, CA –February 6, 2020 -- Illumina, Inc. (NASDAQ: ILMN) announced today that Scott Gottlieb, M.D. has joined the company’s Board of Directors, effective February 4, 2020. Dr. Gottlieb is currently a special partner at the venture capital firm New Enterprise Associates (NEA) and a resident fellow at the American Enterprise Institute (AEI). From 2017 to 2019, he served as the 23rd commissioner of the Food and Drug Administration (FDA).

During his time at the FDA, Dr. Gottlieb helped make the regulatory process for the development and review of novel drug and medical devices more efficient, including the approval of the first gene-therapy-based cancer treatments. He advanced the FDA’s Oncology Center for Excellence and helped implement the 21st Century Cures Act to accelerate medical product development. He also presided over a record number of approvals for generic and new drugs and novel medical devices, and advanced other efforts to promote food safety, vaccinations, reduce smoking rates, and address opioid addiction.

Dr. Gottlieb previously served as the agency’s deputy commissioner for medical and scientific affairs, and as a senior adviser for medical technology to the FDA Commissioner. He also served as senior policy adviser to the administrator at the Centers for Medicare & Medicaid Services. Prior to joining the FDA as commissioner, he was a clinical assistant professor at New York University School of Medicine. Earlier, he was a practicing physician and hospitalist concurrently with his AEI work.

“I am excited to welcome Scott to Illumina’s Board of Directors,” said Francis deSouza, Illumina’s Chief Executive Officer. “Illumina will benefit from Scott’s expertise in healthcare and public policy as we work to accelerate the adoption and impact of genomics into the standard of care in oncology, reproductive health and other clinical areas.”

Dr. Gottlieb has a medical degree from Mount Sinai School of Medicine and completed his residency in internal medicine at the Mount Sinai Medical Center. He is an elected member of the National Academy of Medicine. He has a B.A. in economics from Wesleyan University.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

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